Exhibit 10.25

Supply and Purchase Agreement

by and between

Engineered Materials Solutions, Inc.

and

Texas Instruments Incorporated

Dated 10/17/05

This Supply and Purchase Agreement (the “Agreement”), made this 17th day of December, 2005 (the “Effective Date”), is by and between Texas Instruments Incorporated, a Delaware corporation, with its principal place of business at 34 Forest Street, Attleboro, MA 02703 (hereinafter “BUYER”), and Engineered Materials Solutions, Inc., a Delaware corporation, with its principal place of business at 39 Perry Avenue, Attleboro, MA 02703 (hereinafter “SUPPLIER”).

EFFECTIVE PERIOD: June 1, 2005 through December 31, 2010

This Agreement sets forth the understandings reached by the parties to this Agreement during negotiations concerning the items and work listed herein. SUPPLIER, and any foreign subsidiaries of SUPPLIER, hereby grant to Texas Instruments Incorporated, Sensors & Controls (“BUYER”), and its foreign subsidiaries, a continuing right to purchase, in whole or in part, the bimetal items listed herein in accordance with the following terms and conditions. As to the purchase of bimetal products on or after June 1, 2005, this Agreement replaces the Supply and Purchase Agreement dated November 13, 2000.

1. Definitions.

1.1 “Affiliate” – Any BUYER majority-owned subsidiary, division or subdivision existing at the time of signing this Agreement or any subsidiary, division or subdivision thereafter added or acquired.

1.2 “Agreement” – Unless the context otherwise requires, references to this Agreement include this agreement and all applicable Addenda referred to herein and/or attached hereto, all of which are incorporated herein by this reference.

1.3 “Committed Ship Date” (“CSD”) – The date SUPPLIER agrees to have Product available to ship to BUYER based upon a Purchase Order or Order.

1.4 “Days” – All references to days shall mean calendar days unless otherwise indicated.

1.5 “Flexibility” – The allowable change in BUYER’s Forecast without changing BUYER’s pricing and Lead-Time terms.

1.6 “Forecast” – A non-binding planning tool that expresses BUYER’s estimated Product demand for time periods beyond the firm order period established by the lead-time, typically in weekly and/or monthly quantities.

1.7 “Lead-Time” – Period of time SUPPLIER requires to fulfill a Purchase Order, which will generally be eight (8) weeks unless agreed otherwise by the parties, or as set forth in Attachment E for SMI items or Attachment G for “C” items.

1.8 “Product” – Any item described in Attachment A, and any additional products that the parties agree from time to time will constitute “Products.”

1.9 “Product Specifications” – The specifications for the Product(s) as defined in Attachment A.

1.10 “Purchase Order” or “Order” – A binding document issued by BUYER for the purpose of ordering Product pursuant to this Agreement. Purchase Orders or Orders may include a BUYER Purchase Order Form, or a defined Electronic Data Interchange (EDI) order transmission as mutually defined and agreed to by the parties.

1.11 “SUPPLIER Scorecard” – A documented BUYER process whereby SUPPLIER’s performance is evaluated based on the following criteria: delivery and quality as and defined in Attachment D.

2. TERM & TERMINATION

(a) The Agreement set forth herein shall be valid for the Effective Period shown above unless sooner terminated as hereinafter provided. Upon mutual agreement of both parties this Agreement can be extended for one (1) year through written notice (delivered or mailed prepaid) prior to the expiration of this Agreement. Deliveries may extend for twelve (12) months thereafter.

(b) An event of default shall occur if either party:

Ceases conducting business in the normal course, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors; or (1) materially breaches any of its obligations under this Agreement, (2) fails to cure such breach within sixty (60) days following receipt of written notice from the non-defaulting party describing in reasonable detail the nature of such breach, unless that material breach cannot be cured within the 60-day period, in which case the defaulting party will have a reasonable time to cure that material breach so long as it diligently pursues that cure, and (3) the non-defaulting party provides the defaulting party with written notice within ten (10) days following the expiration of that period set forth in Section l(b)(2) informing the defaulting party that a default has occurred.

If an event of default occurs, the non-defaulting party shall have the right to terminate this Agreement, with limited liability, by giving sixty (60) days written notice to the other. The liability will be limited to payment for materials shipped, materials covered by firm orders, and materials held in FG inventory or in process to support forecast.

(c) Termination for Failure to Maintain Quality Standards. BUYER shall have the right to terminate this Agreement if SUPPLIER fails to achieve or maintain the minimum SUPPLIER Scorecard ratings set forth in section 15 for a period of three (3) consecutive months and fails to implement a cure within 60 days of written notice from BUYER of such condition. In such event, BUYER shall have the right to terminate this Agreement, without liability (with the exception of amounts already owed at that time by BUYER to SUPPLIER pursuant to this Agreement), immediately by giving written 4 month notice to SUPPLIER. If SUPPLIER fails to maintain itself as QS-9000 compliant and ISO registered, then BUYER may immediately terminate existing orders hereunder, in whole or in part, without any liability.

3. PRODUCTS AND QUANTITIES

(a) This Agreement is not a purchase order and does not authorize delivery of or payment for any goods.

SUPPLIER shall provide 100% and BUYER will purchase exclusively from SUPPLIER all BUYER’S requirements for bimetal product described in Attachment A (which is attached hereto and by this reference made a part hereof) to all BUYER entities and affiliates globally at the prices shown thereon. SUPPLIER shall also provide 100% of all redesigned or new bimetal materials purchased by BUYER during the period of this agreement, provided SUPPLIER can meet BUYER’s specification for the new bimetal item.

SUPPLIER understands that BUYER has acquired, and may in the future acquire, businesses that have existing bimetal strip and parts suppliers and satisfactory histories. BUYER is not initially obligated to transition these arrangements to SUPPLIER. SUPPLIER will be asked to quote on all existing bimetal strip and parts that are purchased by any acquired company or any new bimetal strip and parts that BUYER may need to purchase from acquisition of new business, generation of new products or other means. SUPPLIER will be awarded these items provided; (1) the SUPPLIER pricing is market competitive per section 4(d) and (2) BUYER conversion costs are economically viable for BUYER. SUPPLIER understands a reasonable conversion period may be necessary.

BUYER understands that SUPPLIER will initially be manufacturing product at its Attleboro, MA facility. SUPPLIER will be initiating production at a China based facility commencing by the end of 2006.

(b) SUPPLIER and BUYER will work together in earnest to qualify SUPPLIER’s bimetal for all of BUYER’S applications. If SUPPLIER is not able to meet the technical performance specifications required for BUYER’s application. BUYER must then inform SUPPLIER of this in writing and give SUPPLIER 90 days to correct the situation. If SUPPLIER is unable to meet the specification, then BUYER is free to purchase this item for this application from other sources.

(c) On a monthly basis, BUYER shall provide to the SUPPLIER a three (3) month product forecast for all items listed in Attachment A from all locations including affiliates. Product forecasts may be provided in electronic format (Excel spreadsheet). SUPPLIER understands and acknowledges that the first and second months of each product forecast are firm build orders and the third months are merely estimates with no binding effect. For firm orders, BUYER shall be responsible to SUPPLIER for the full contract price. Forecast for all SMI items are defined in attachment E.

(d) SUPPLIER shall respond within two business days following receipt of each monthly Forecast via written or electronic communication. If SUPPLIER cannot accept the two months firm order or meet BUYER’S Forecasted quantities of Product, SUPPLIER will indicate as such in its response. SUPPLIER will include a description of any actions SUPPLIER would have to take to satisfy BUYER’s demand as set forth in that Forecast. Absent any such notice, SUPPLIER shall be deemed to have accepted such Orders and Forecasts.

(e) Except as provided in section 3 (a) above, BUYER agrees to place all of its orders with and purchase all of its requirements from SUPPLIER for the Products purchased as of May 31, 2005 during the term of this Agreement, unless SUPPLIER is unable to meet BUYER’s demand as set forth in a Forecast. If SUPPLIER is unable to meet BUYER’s average monthly demand (based on average of 12 month forecast), BUYER is free to purchase material from other sources until SUPPLIER is able to meet said demand.

(f) The consideration for this Agreement is the initial commitment of BUYER to purchase the items set forth in its initial purchase order.

(g) SUPPLIER will work to reduce lead-times during the course of this agreement. SUPPLIER will work toward a goal of 4 weeks lead-time for “B” items (non-SMI and non “C” items). To achieve this goal, SUPPLIER will need support and assistance from BUYER. This includes monthly forecasts from all sites, long range planning to level production, a means of minimizing expedite orders and communication of requirements via electronic data exchange. This is a long range, but important goal that will take significant effort from both parties to achieve. SUPPLIER agrees to work in earnest to meet the goal. The level of cooperation will dictate the degree of success.

4. PRICES

(a) Prices herein are Ex works in accordance with Incoterms 2000.

(b) Prices shall be in accordance with initial prices and adjustments to fabrication prices as shown in Attachment A (except as modified in Sections 4(d-e)).

(c) BUYER will not accept shipment at any increase in price above that indicated on this Agreement unless previously agreed to in writing (Attachment A).

(d) Both parties to this Agreement agree to meet on an annual basis to review market conditions. Specifically, this will include market pricing for BUYER’s products, expected volumes needed from SELLER to BUYER and the impact this could have on SUPPLIER’s cost structure, market pricing of SELLER’s products, and changes in raw material markets that could affect the cost structure of SELLER. If after reviewing all of these areas either party is dissatisfied in the “good faith” nature of the discussions, then either party has the right to open the contract and seek permanent changes to it.

(e) When SUPPLIER’s China operations are fully integrated and substantially complete, and when all BUYER product approvals have been substantially completed, SUPPLIER agrees to enter into discussions with BUYER to review additional price downs, provided that the costs of the SUPPLIER’s China operation are below the costs that were used in the 2005-2010 Agreement. See Attachment B for China Start-up assumptions.

5. DELIVERY

(a) SUPPLIER agrees to make expedited deliveries and pay for such deliveries provided the following conditions are all met;

•	Product was ordered with standard 8 week lead-time or greater

•	Product is not on the list of “C” items, shown in Attachment G

•	Quantity ordered was not increased or exceed the forecasted quantity

•	Item ordered is not a sample or first time order.

•	Order is not a pull-in or reschedule

(b) Unless otherwise agreed in writing, SUPPLIER shall not make commitments for material in production in excess of the amount or in advance of the time necessary to meet BUYER’s forecast. It is SUPPLIER’s responsibility to comply with this schedule, but not anticipate BUYER’s requirements. Goods shipped to BUYER in advance of schedule date minus 5 days may be returned to SUPPLIER at SUPPLIER’s expense. A shipment is counted as on time if it is shipped within –5/+0 days of the request date, provide the request meets SUPPLIER’s standard 8 week lead-time. BUYER may change forecast quantities without restriction. Orders within 21 days of the original promise date cannot be rescheduled (pushed out or pulled in) unless reviewed and approved by SUPPLIER. Orders outside 21 days of the original promise date can be rescheduled out for up to 30 days from the original promise date. Reschedule in requests will be reviewed and accepted at SUPPLIER’s discretion. BUYER agrees to take pushed out items within 30 days of original promise date. Orders may be cancelled per Section 11. Rescheduled orders (pull ins or pushouts) will be excluded from SUPPLIER on time delivery metric. Increases in quantity will be considered a new order for the increased amount. Reductions in quantities will be considered cancellation of the reduced quantity.

(c) In addition to the packing and shipping instructions specified by BUYER, the goods shall be packaged in accordance with commercially acceptable standards, or to applicable BUYER specifications, to ensure safe arrival at BUYER’s location.

(d) Neither party will be liable for damages because of delays in or failure of performance when the delay or failure is due to acts of God, acts of civil or military authority, fire, earthquake, flood, strikes, war, epidemics, shortage of power, or other causes beyond such party’s reasonable control and without its fault or negligence, if the party (a) used commercially reasonable efforts to avoid or uses commercially reasonable efforts to remove the conditions, (b) notifies the other party promptly upon becoming aware of such condition, and (c) continues performance as soon as practicable after the conditions are removed. Provided non-delivery is a result of Force Majeure as described above, BUYER shall be entitled to obtain like Product from other sources to meets its immediate needs up to and until SUPPLIER can resume normal delivery.

(e) SUPPLIER agrees to accept emergency orders from BUYER as feasible based on material and manufacturing limitations. These will be evaluated on a case-by-case basis and accepted at SUPPLIER’s discretion. Emergency Orders will not be part of the SUPPLIER Scorecard. Emergency orders are orders with lead-times of less than 8 weeks.

(f) SUPPLIER shall notify BUYER as soon as practical upon becoming aware of any instance, which will affect delivery, quantity or committed ship date. If such instance is not due to BUYER’s actions, BUYER shall be entitled to obtain like Product from other sources to meet its immediate needs up to and until SUPPLIER can resume normal delivery. Buyer will not exercise this clause for minor quality or delivery issues. In the case of minor quality or delivery issues, If BUYER’s delivery to BUYER’s customers are negatively effected and BUYER and SUPPLIER cannot come to mutual agreement, then after written notification, BUYER may exercise this clause.

6. SPECIFICATIONS

a) SUPPLIER shall deliver the goods in accordance with the specifications as agreed to in writing by the parties, unless otherwise specified in BUYER’s purchase order(s) and will be free of defects, in material and workmanship. BUYER’s purchase orders will define BUYER’s specification number and revision. In the event of specification changes (e.g working under deviations) SUPPLIER and BUYER agree to work together to make the specification change as quickly as possible. SUPPLIER and BUYER will agree on which specification is current and SUPPLIER will continue to provide products to those agreements until the specification is updated to reflect current practice. Notice of any SUPPLIER-requested changes or waivers in product characteristic specifications must be given to BUYER in writing and acknowledged by BUYER in writing prior to any deliveries being made of goods manufactured under revised specifications

(b) BUYER may from time to time change any of the drawings, specifications or instructions for work covered by any purchase order issued hereunder and SUPPLIER shall review any such change notices. BUYER will communicate all revisions and additions of the specifications to SUPPLIER including revision number. Such changes will apply to new orders and not affect work in process of finished goods. BUYER is obligated to purchase SUPPLIER’s material supply for these items prior to change, up to the forecast level for said items. If such changes result in a decrease or increase in SUPPLIER’s cost or in the time for performance, an adjustment in the price and time for performance may be made by the parties in writing, provided, however, that SUPPLIER notifies BUYER of the request for such adjustments within thirty (30) days after receipt by it of the change notice. BUYER agrees to inform SUPPLIER of all discontinued items and accept liability for said items where forecasts were not consumed by releases.

(c) SUPPLIER will consider the feasibility of Product Specification changes, which BUYER may propose. Within twenty (20) days after receipt of any such BUYER proposal, SUPPLIER will furnish to BUYER written comments regarding the proposed changes including its willingness to implement the change, the price adjustment, if any, and the time schedule required for implementation. If SUPPLIER is unable to meet the specification changes, after a ninety (90) day development period, BUYER may qualify and purchase this item from alternate supplier, provided the alternate supplier can meet the same specification. BUYER will notify SUPPLIER in writing of this prior any purchases from the alternate supplier.

(d) If any change to Products affects the interchangeability of latest version and previous version Product, SUPPLIER will provide a different Product number for the latest version Products.

(e) During the term of this Agreement, and thereafter as long as Products are made available to BUYER, SUPPLIER will, at its expense, provide BUYER with a copy of each Engineering Change Order (ECO), or like documentation issued with respect to a change in Product Specifications of the Product. Documentation will include: the type and scope of the change, technical documentation covering the reason for the change (including but not limited to, delivery, rework, stocking and reclamation), and time frames for implementation. Copies will be provided to BUYER no later than ten (10) days after the issuance by SUPPLIER. BUYER must approve all specification changes prior to implementation by SUPPLIER.

7. INVENTORY

(a) SUPPLIER agrees to pursue the implementation of a SUPPLIER managed inventory program (SMI) with the intent of maintaining a minimum two (2) week inventory on each selected part at a mutually agreed upon location. SUPPLIER retains title for all goods in SMI.

(b) SMI Programs commercial issues are shown in Attachment E.

8. RETURN MATERIAL AUTHORIZATIONS

(a) Upon SUPPLIER’s confirmation of a shipment of non-conforming material to BUYER (through SUPPLIER’s examination of a representative sample of such nonconforming material via BUYER’s submission of pictures or samples), SUPPLIER agrees to provide Return Material Authorizations (RMAs) within three (3) working days of such confirmation.

(b) Defective material shall be returned freight collect to SUPPLIER. Replacement material shall be sent freight prepaid from SUPPLIER, who will absorb the burden of any premium transportation when defect or replacement material places critical time or delivery schedule constraints on BUYER. BUYER agrees to package returned materials to avoid damage during transportation and handling. SUPPLIER will not give credit for materials that were damaged during return due to improper packaging by BUYER, provided the defect is traced to the shipping. However, SUPPLIER is still liable for the original defect, provided the defect is still visible upon return to SUPPLIER, regardless of the shipping condition.

9. LOT TRACEABILITY

SUPPLIER shall maintain a system for tracing lots of goods for a period of up to two (2) years after date of manufacture. SUPPLIER shall maintain records for current year plus prior year. Furthermore, SUPPLIER agrees to work cooperatively with BUYER in an effort to assist with analyzing the failure of goods.

10. TERMS AND CONDITIONS

The terms and conditions governing each sale of Product will be as set forth in this Agreement (including Attachment C hereto, General Provisions/Terms and Conditions of Purchase, which by this reference is made a part of this Agreement). Performance under this Agreement issued under this Agreement is expressly limited to the terms and conditions of this Agreement and General Provisions/Terms and Conditions to Purchase. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of General Provisions/Terms and Conditions to Purchase, the terms and conditions of this Agreement will take precedence. Clauses may only be added to this Agreement only with mutual written agreement of SUPPLIER and BUYER

11. CANCELLATION OF PURCHASE ORDERS

Purchase orders can be canceled for any reason provided BUYER agrees to pay SUPPLIER for all finished goods, WIP, SFG and raw materials SUPPLIER has in place or on order to support BUYER’s purchase orders or forecast. Finished goods will be valued at finished product selling price, WIP and SFG at 75% of finished product selling price and raw material at 50% of finished product selling price (per Attachment A).

12. PRODUCT DISCONTINUANCE

SUPPLIER agrees to supply BUYER with the goods described in Attachment A for the duration of the term of this Agreement.

13. NOTICES

Any notice, required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by registered or certified mail, postage prepaid, in any post office in the United States addressed as follows:

If to SUPPLIER:	If to BUYER:
Engineered Materials Solutions, Inc.	Texas Instruments
39 Perry Avenue	34 Forest Street, MS 20-21
Attleboro, MA 02703	Attleboro, MA 02703
Attn: Chief Financial Officer	Attn: Legal Counsel

14. RELEASE OF INFORMATION

(a) SUPPLIER and BUYER agree that it is preferable to conduct business under this Agreement on a non-confidential basis and agree to do so to the maximum extent possible. If the exchange of confidential information becomes necessary, then the exchange will be governed by the non-disclosure agreement signed by and between the parties and attached hereto as Attachment F.

15. QUALITY

(a) This Agreement, and the purchase order(s) issued under it, is for goods, which will be used in the manufacture of devices, which will be sold to customers requiring TS 16949 compliance by BUYER. TS

16949 requires that BUYER perform subcontractor quality system development in relation to customer specific requirements. As a subcontractor for this component, SUPPLIER must be ISO 9001:2000 registered and TS 16949 compliant as described in current version of such standards. SUPPLIER’s who are currently QS9000:1998 registered must submit to BUYER a transition plan to ISO9001:2000 or ISO/TS 16949 for approval. Compliance will be monitored by incoming quality, on-time delivery statistics, BUYER/subcontractor management reviews, periodic progress reports, on-site assessments and other means. BUYER will provide appropriate reasonable assistance as necessary to SUPPLIER to meet this expectation.

(b) All Produce(s) are subject to BUYER’s qualification process. SUPPLIER will use commercially reasonable efforts to assist BUYER in its Product qualification process, consistent with industry protocols, by providing the following in a timely manner: (a) all pertinent requested Product documents and information; (b) a copy of all appropriate regulatory certifications; and (c) assistance in resolving any problems that may arise, and any other information or documentation. BUYER may provide this information to its customers and affiliates on a need-to-know basis at no charge.

(c) SUPPLIER shall be subject to the BUYER’s SUPPLIER Scorecard as set forth in Attachment D and hereby agrees to assist BUYER by providing any data or information reasonably requested by BUYER in connection with generating the SUPPLIER Scorecard.

16. WARRANTY

(a) SUPPLIER expressly warrants that, for a period of twelve (12) months from the date of shipment from EMS (the “Warranty Period”), all Products will conform to the relevant mutually agreed upon Product Specifications and will be free from defects in workmanship and materials. The foregoing warranties shall be void and are specifically disclaimed by SUPPLIER with respect to any Products that are subjected to accident, misuse, neglect, alteration, improper installation, improper handling, unauthorized repair or improper testing, provided any such actions or occurrences are not directly attributable to SUPPLIER or its agents. No agent, employee or other representative of SUPPLIER has any authority to bind SUPPLIER to any representation or warranty relating to the Products, and any such representation or warranty shall not be deemed to have become a part of this Agreement and shall be unenforceable except as set forth above. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND OF ANY OTHER TYPE, WHETHER EXPRESS OR IMPLIED.

(b) For product included in an SMI program, the twelve (12) month warranty period will begin when product is shipped from SUPPLIER.

(c) BUYER may return any defective Product (not meeting specifications in effect at time of order) to SUPPLIER at SUPPLIER’s expense. In addition to other remedies at law, equity or otherwise, SUPPLIER shall, at BUYER’s option, repair, replace, credit or refund the price of any Products found to be defective during the Warranty Period, and SUPPLIER agrees to reimburse BUYER all reasonable and actual freight and handling costs associated with such repair or replacement of any defective Product as defined in section 6.

17. LIMITATION OF LIABILITY

(a) EXCEPT AS PROVIDED IN SECTION 17(e) BELOW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

(b) BUYER’s continued use or possession of the goods after expiration of the Warranty Period stated above shall be conclusive evidence that the warranty is fulfilled to the full satisfaction of BUYER.

(c) Each party (the “indemnitor”) shall defend, indemnify and hold harmless the other party and its affiliated companies, directors, officers, employees, and agents harmless from any and all claims by any other person for death, bodily injury or harm to physical property (including reasonable attorney’s fees and costs of litigation), to the extent caused by the indemnitor’s own breaches, acts, omissions, or misrepresentations, related to the subject matter of this Agreement regardless of the form of the action.

(d) SUPPLIER shall defend, indemnify and hold BUYER and its affiliated companies, directors, officers, employees and agents harmless from any and all claims asserted against BUYER by any other person for infringement of intellectual property rights relating to the Products in the form delivered to BUYER prior to any incorporation of the Products into BUYER’s products, provided that (a) the claim for infringement relating to the Product is not related to any patent, trademark, copyright or other intellectual property rights that BUYER sold (or purported to sell) to SUPPLIER pursuant to the Asset Purchase Agreement and the Product(s) on which the claims are based are not substantially similar to the products produced by SUPPLIER as of the date hereof, with regard to form, materials and the processes used for producing them and (b) SUPPLIER is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given authority, information and assistance (at SUPPLIER’s expense) necessary to defend or settle said suit or proceeding. SUPPLIER shall not be obligated to defend or be liable for costs or damages if the infringement arises out of compliance with BUYER’s Product Specifications, or from a combination with, an addition to, or a modification of the Products after delivery by SUPPLIER. SUPPLIER’s obligations hereunder shall not apply to any infringement occurring after BUYER has received notice of such suit or proceeding alleging the infringement unless SUPPLIER has given written permission for such continuing infringement.

(e) SUPPLIER agrees to participate in a “cost share” with BUYER for costs charged by BUYER’s customers (such items as line down fees, sorting, recall costs, etc.) as a result of a clearly demonstrable defect or delivery issue directly as a result of SUPPLIER’s performance. To be applicable for this cost sharing, the defect must be a clear violation of specification and the direct cause of the additional charges from BUYER’s customer. To be applicable for this cost sharing, the delivery issue must be a clear violation of SUPPLIER’s stated lead-time for the product involved and the direct cause of the additional charges from BUYER’s customer. The total annual liability for any and all costs associated with section 17(e) will be capped at 10% of the fabrication charge of net revenue for the current calendar year.

18. OZONE DEPLETING SUBSTANCES

Except where the Texas Instruments (TI) BUYER of Record has given written approval to SUPPLIER, in advance of shipment, SUPPLIER hereby agrees that it has not used or introduced after May 15, 1993, a Class I or Class II ozone depleting substance (ODS) (as such terms are defined in 40 CFR 82.104), into any product being supplied to or imported by BUYER under this Agreement. Where the BUYER of Record has so agreed to accept product containing or manufactured using an ODS, SUPPLIER will label the product with a warning or will otherwise effectively warn BUYER of such use in accordance with 40 CFR 82, Subpart E. Should SUPPLIER choose to warn BUYER through a mechanism other than a warning label or other warning accompanying the shipment, a copy of such warning shall be sent to the BUYER of Record, or the otherwise appointed representative of the BUYER of Record, in advance of shipment. Breach of this provision will entitle BUYER to all remedies available for breach of this Agreement, including without limitations, the right to reject the product and/or terminate this Agreement.

19. CHANGES

SUPPLIER acknowledges and agrees that shipment of unauthorized, counterfeit, or rebuilt parts or goods, or any unapproved change of an approved good is strictly prohibited. Any SUPPLIER change in design, material, processing or manufacturing location, from the part previously approved for production, requires prior written approval from BUYER. BUYER understands that SUPPLIER will need to make such changes to reduce costs and therefore agrees to test for qualification such changes in an expeditious fashion.

SUPPLIER agrees that multiple concurrent changes will require additional time for evaluation. Such approval may be initiated by submitting a written request of change to BUYER and obtained by submitting samples to BUYER for evaluation.

20. APPLICABLE LAW

The validity, interpretation and performance of this Agreement shall be enforced under the laws of the Commonwealth of Massachusetts, U.S.A., excluding its conflict of laws provision and excluding the United Nations Convention on Contracts for the International Sale of Goods.

21. ASSIGNMENT

Neither this Agreement nor any right or obligation it governs may be assigned or delegated by either party without the prior written consent of the other party, which consent will not be unreasonably withheld, except BUYER acknowledges that SUPPLIER has collaterally assigned its rights under this Agreement to its lenders. Notwithstanding the foregoing, either party may assign this Agreement and any Purchase Orders outstanding under it (a) to any Affiliate, including, without limitation, its parent company, (b) the surviving entity in the event of a merger by BUYER or SUPPLIER with any other entity, (c) in connection with the sale of substantially all of the assets of (i) BUYER, (ii) the Controls Division of BUYER that is currently conducted on the SUPPLIER’s Attleboro Site (as defined in the Asset Purchase Agreement) or (iii) SUPPLIER. Notwithstanding the foregoing, BUYER may not assign this Agreement to a direct competitor of SUPPLIER and SUPPLIER may not assign this Agreement to a direct competitor of the Controls division of BUYER. This Agreement will be binding upon any successor to which either party directly or indirectly transfers all or a substantial part of its business and assets whether by merger, sale of assets, sale of stock or otherwise. The party making such a transfer will assign this Agreement and the rights and obligations hereunder and obtain from the assignee, in a form satisfactory to the other party, an acceptance of such assignment and an assumption of all of the assignor party’s obligations under this Agreement.

22. EQUIPMENT AND PROPERTY LOAN

In the event the parties agree that BUYER shall loan equipment and tools, parts and other property to SUPPLIER for its use in support of BUYER’s requirements under this Agreement, the parties shall enter into an “Equipment/Property Agreement” under separate cover.

23. GOVERNING LANGUAGE

This Agreement has been executed in the English language only and the English language shall be controlling in all respects. No translation of this Agreement into any other language shall be of any force and effect in the interpretation of this Agreement or in a determination of the intent of either party.

24. EXPORT

Each party hereby agrees that, unless any necessary prior authorization is obtained from the U.S. Department of Commerce, neither party nor its subsidiaries shall knowingly export, reexport, or release, directly or indirectly, any technology, software, or software source code (as defined in Part 772 of the Export Administration Regulations of the U.S. Department of Commerce (“EAR”), received from the other party, or export, directly or indirectly, any direct product of such technology, software, or software source code (as defined in Part 734 of the EAR), to any destination or country to which the export, reexport or release of the technology, software, software source code, or direct product is prohibited by the EAR. The assurances provided for herein are furnished to both parties by the other party in compliance with Part 740 (Technology and Software Under Restriction) of the EAR

Both parties further agree to obtain any necessary export license or other documentation prior to the exportation or re-exportation of any product, technical data, software or software source code acquired from BUYER under this Agreement or any direct product of such technical data, software or software source code. Accordingly, neither party shall sell, export, reexport, transfer, divert or otherwise dispose of any such product, technical data, software or software source code directly or indirectly to any person, firm, entity, country or countries prohibited by U.S. or applicable non-U.S. laws. Further, both parties shall give notice of the need to comply with such laws and regulations to any person, firm or entity which it has reason to believe is obtaining any such product, technical data, software or software source code from either party with the intention of exportation. Each party shall secure, at its own expense, such licenses and export and import documents as are necessary for each respective party to fulfill its obligations under this Agreement. If necessary government approvals cannot be obtained, either party may terminate, cancel or otherwise be excused from performing any obligations it may have under this Agreement that are prohibited by U.S. or applicable non-U.S. law.

25. VALIDITY

Any failure of either party to enforce at any time, or for any period of time, any of the provisions of this Agreement, shall not constitute a waiver of such provisions or in any way affect the validity of this Agreement.

26. MISCELLANEOUS

(a) All rights and obligations granted to BUYER in this Agreement may be exercised by any BUYER Affiliate or subcontractor designated by BUYER.

(b) SUPPLIER will provide to BUYER, upon request, a certificate of origin stating the country of origin for the Product.

(c) The relationship of SUPPLIER and BUYER as established under this Agreement will be and remain one of independent contractors, and neither party will at any time or in any way represent itself as being a dealer, agent or other representative of the other party or as having authority to assume or create obligations or act in any manner on behalf of the other party.

(d) Except as required by law or by the order of a court of competent jurisdiction, neither party will publicize or otherwise advertise the existence of this Agreement or its terms without the prior written consent of the other party.

(e) The following sections shall survive termination of this Agreement for whatever reason(s) and shall remain in effect: 1, 13, 14, 16, 17, and 26.

27. ENTIRE AGREEMENT

This Agreement, Attachments A, B, C, D, E, F, G and purchase orders issued hereunder set forth the entire understanding and agreement between the parties as to the subject matter of this Agreement and merges and supersedes all previous communications, negotiations, warranties, representations and agreements, either oral or written, with respect to the subject matter hereof, and no addition to or modification of this Agreement shall be binding on either party hereto unless reduced to writing and duly executed by each of the parties hereto.

IN WITNESS WHEREOF, both parties have signed and dated this document in the spaces provided below:

ENGINEERED MATERIALS SOLUTIONS, INC INC (“SUPPLIER”)

By:
Title:	PRESIDENT & CEO
Date:	OCTOBER 17, 2005

TEXAS INSTRUMENTS, INC (“BUYER”)

By:
Title:	VICE PRESIDENT
Date:	10/19/05

Attachment A:	Goods & Pricing
Attachment B:	China Start-Up
Attachment C:	General Terms and Conditions
Attachment D:	Performance Metrics – SUPPLIER Scorecard
Attachment E:	SMI Agreement
Attachment F:	Non-disclosure Agreement
Attachment G:	“C” Level items

Attachment A: Goods & Pricing

Start point for pricing is the pricing in effect as of May 31, 2005. Reductions apply to all pricing in the 50 pound, 75 pound, and 100 pound, break quantities. Pricing for items released in less than 50 pounds quantities are the prices then in effect on May 31, 2005, unless changed by provisions 4(d) and 4(e) or raw material pricing.

All prices are in United States Dollars, one price per item regardless of BUYER location or SUPPLIER production location.

Cost Reduction schedule (reductions based on fabrication price excluding nickel)

June 1, 2005	5.0%
January 1, 2006	4.0%
January 1, 2007	3.0%
January 1, 2008	3.0%
January 1, 2009	3.0%
January 1, 2010	3.0%

The attached schedule defines the base prices at $2.80/lb nickel market price. All prices are varied based on the prior month’s LME nickel price. The nickel factors for all products are shown in the Attachment A. The formula for calculation of the current list price is as follows;

Given that;

LME = prior month’s average LME price/lb

Ni Factor = nickel factor as shown in Attachment A

Base Price = price by item shown in attachment at $2.80/lb nickel market price

List Price = current price for product

List price = base price + Ni Factor *(LME – 2.80)

Attachment B: SUPPLIER China Start-Up

BUYER Agrees to make a best effort complete bimetal qualifications in an expeditious fashion.

SUPPLIER’s China qualifications will be valid on a global basis.

SUPPLIER has flexibility to provide BUYER materials from either Attleboro or China once both sites are qualified on the particular BUYER manufacturing line/location.

Freight terms will be Ex works shipping location unless manufacturing site changed based on SUPPLIER problems in delivery. If SUPPLIER manufacturing/delivery issues creates a higher freight cost, then SUPPLIER agrees to pay the incremental freight cost.

Attachment C – General Terms and Conditions

General Provisions

1. Modifications

Changes, modifications, waivers, additions or amendments to the terms and conditions of this order shall be binding on either party only if such changes, modifications, waivers, additions, or amendments are in writing and signed by a duly authorized representative of the other party.

2. Applicable Law

The validity, interpretation and performance of this Agreement shall be enforced under the laws of the State of Massachusetts.

3. Compliance with Law

SUPPLIER agrees that at all times it will comply with all applicable federal, state, municipal and local laws, orders and regulations, including but not limited to those affecting or limiting prices, production, purchase, sale, and use of material. If requested by BUYER, SUPPLIER agrees to timely certify compliance with such laws in such forms as BUYER may request.

4. Indemnity

In the event SUPPLIER, it’s officers, employees and agents or any of them enter premises owned, leased, occupied by or under the control of BUYER in the performance of or in connection with this order, SUPPLIER agrees to indemnify and hold BUYER, its officers, agents and employees harmless from any loss, cost, damage, or bodily injury (including death) of whatsoever kind or nature arising out of, or incidental to the performance, delivery or installation of this order occasioned in whole or in part by any action or omission of SUPPLIER, its employees, officers and agents or any of them, only to the extent such loss, cost, damage or bodily injury (including death) is caused by SUPPLIER. SUPPLIER will maintain general comprehensive liability, property damage and automobile liability insurance, including contractual endorsement and products hazards coverage, in reasonable amounts covering the obligations set forth in this order and, upon request, it will provide BUYER with a Certificate of insurance indicating the amount of such insurance.

SUPPLIER agrees to defend and indemnify BUYER from and against all claims, actions, liabilities, losses and costs and expenses arising out of the death or injury to any person, property damage or loss, or economic injury arising out of the negligence or wrongful misconduct of SUPPLIER. Likewise, BUYER agrees to defend and indemnify SUPPLIER from and against all claims, actions, liabilities, losses, costs and expenses arising out of the death or injury to any person, property damage or loss arising out of the negligence or wrongful misconduct of BUYER

5. Waiver

Any failure of BUYER to enforce at any time, or for any period of time, any of the provisions of this purchase order shall not constitute a waiver of such provisions not of TI’s right to enforce each and every provision.

6. Tooling

SUPPLIER shall preserve all special drawings, dies, patterns, tooling or other items supplied or paid for by BUYER in good condition; and they are the property of BUYER unless otherwise specified, and the same such items shall be returned in good condition when the work on the order has been completed or terminated, or at any other time as requested by BUYER. No special drawing, die, pattern, tool or other item supplied by BUYER or made by SUPPLIER for the use of or delivery to BUYER, or for use by SUPPLIER in supplying BUYER, shall be used by SUPPLIER for any purpose other than supplying BUYER, without SUPPLIER’s first obtaining the written consent of BUYER thereto, provided, however, that if the U.S. Government has rights in such items under a prime contract with BUYER, non interfering use of the items for direct sales to the Government is authorized if written notice is provided to BUYER prior to such use. If material, equipment, special drawings, dies, patterns, or other items are furnished by BUYER for performance of this purchase order, all risk of loss thereof or damage thereto shall be upon SUPPLIER from the time of shipment to SUPPLIER until redelivery to and receipt by BUYER.

7. Patents and Copyrights

SUPPLIER agrees to indemnify and to save BUYER, its officers, agents, employees, and vendees (mediate and immediate) harmless from any and all loss, expense, damage, liability, claims or demands either at law or in equity for actual or alleged infringement of any patent invention, design, trademark, or copyright arising from the purchase, use or sale of materials or articles required by this purchase order, except where such infringement or alleged infringement arises by reason of designs for such materials or articles originally furnished to SUPPLIER by BUYER.

8. Notice of Labor Disputes

Whenever any actual or potential labor dispute delays or threatens to delay the timely performance of this order, SUPPLIER shall immediately give notice thereof to BUYER and, if the order relates to a military contract, SUPPLIER will also give notice to the nearest military representative.

9. Terms

The payment terms for SMI pulls from all of the SMI programs are per Attachment E.

The following terms with respect to payment are applicable to non-SMI orders:

a. Net Invoices - Net invoices dated within a seven day week ending on a Saturday will be paid on the Fourth following Friday.

b. Discounted Invoices - Discounted invoices dated within a seven day week ending on a Saturday will be paid the second following Friday. Invoices that specify a discount for tenth prox payment will be paid on the second Friday of the month following the date of the invoices. The acceptance of minimal discount offers will be at the discretion of TI.

c. All schedules of payments above stated are based upon receipt by TI or shipment f.o.b. source, whichever is applicable as indicated on the face hereof, of the goods or services prior to scheduled payment date. If TI receives the invoice prior to such shipment or receipt of goods or services, the foregoing terms on this order shall be measured from date of such receipt of shipment of goods rather than date of receipt of invoice.

Invoices must be imprinted, where applicable, with the nine-digit D-U-N-S number where available, corresponding to the address where payment should be mailed and payment shall be sent to such address.

10. Extra Charges

No charges of any kind, including charges for boxing or cartage, will be allowed unless specifically agreed to by BUYER in writing. Pricing by weight, where applicable, covers net weight of material, unless otherwise agreed. SUPPLIER will charge a deposit for reels used for .003” to .004” materials. The charge will be refunded upon return of the reels.

11. Setoff

Setoffs will not be allowed.

12. Sales and Use Tax Exemption

It is hereby certified that the above described property is exempt from the sales and use tax, unless otherwise noted for the reason that such property is purchased for resale or will become an ingredient or component part of, or be incorporated into, or used or consumed in, a manufactured product produced for ultimate sale at retail. If the property described on this purchase order is purchased tax exempt and subsequent use makes this property taxable, BUYER will access and pay tax to the appropriate state.

13. Reservation of Rights

BUYER expressly reserves all rights and remedies, which are available to it at law or equity, including but not limited to rights and remedies set forth in the Uniform Commercial Code.

15. Overshipments

SUPPLIER is instructed to ship only the quantity(ies) specified in this order. However, any deviation caused by conditions of loading, shipping, packing, or allowances in manufacturing, processes may be accepted by BUYER according to the overshipment allowance indicated on the face of this order. BUYER reserves the right to return any overshipment in excess of the allowance at the SUPPLIER’s expense. Orders of 100 lbs or more will have ship tolerance will be +/- 10%. Orders less that 100 Ibs will be +/- 25% The “C” items specified in Attachment G will be sold on a lot charge basis and SUPPLIER has the right to ship all material finished from the production lot. Attachment G may be updated based on product usage changes.

16. Packing and Shipping Instructions

SUPPLIER shall determine that shipments are properly packed and described in accordance with agreed upon BUYER specifications and/or applicable carrier regulations. Shipments will be made at the lowest freight charges as specified by BUYER. BUYER may assist SUPPLIER by providing freight classifications or classifying material. SUPPLIER will not insure or declare value on shipments, expect on parcel post, unless BUYER specifies otherwise. On shipment where value is declared, SUPPLIER will ship prepaid insured for $50 to facilitate tracing. When shipping via small parcel, SUPPLIER will ship freight collect if available, otherwise SUPPLIER will ship freight prepaid. SUPPLIER shall consolidate air and surface shipments daily on one bill of lading per mode to avoid premium freight costs, unless instructed otherwise by BUYER. In case of any shipment that does not correspond to normal past practice between BUYER and SUPPLIER, or to standard practice in the industry, (e.g., requires special handling equipment or air ride suspension, or air shipment over 500 pounds, or over 120 inches long or wide, or over 56 cubic feet, etc.) SUPPLIER agrees to notify BUYER’s appropriate traffic department prior to shipment for special shipping instructions. All truck shipments must be classified by SUPPLIER using the current “National Motor Freight Classification Tariff”. Each box, crate or carton will show BUYER’s full street address (not just post office box numbers) and purchase order and item numbers regardless of how shipped. On small parcel shipments, a packing list shall accompany each container and shall describe the contents of that container. On other shipments, SUPPLIER will provide a packing list to accompany each shipment, referencing the appropriate purchase order and item number. The bill of lading also will reference the purchase order and item number. SUPPLIER is responsible for packing any shipment correctly based on the carrier/mode utilized. Charges for packing and crating shall be deemed part of the purchase price, and no additional charges will be made therefore unless specifically requested by BUYER on the purchase order or specification. SUPPLIER agrees to ship via the carrier specified by BUYER.

All premium freight cost incurred by BUYER or SUPPLIER beyond that specified by BUYER shall be borne by SUPPLIER. SUPPLIER is responsible for all shipments, which are damaged in transit due to improper packaging by SUPPLIER. On all F.O.B. origin shipments, except Parcel Post, SUPPLIER will ship freight collect. (If small parcel carrier collect is unavailable, SUPPLIER will ship prepaid.

All shipments are Ex Works SUPPLIER’s plant.

Definition of Terms (Whether F.O.B. origin or destination).

a. “Freight collect” SUPPLIER will ship freight collect - freight carrier will bill BUYER.

b. “Freight prepaid charge back” - SUPPLIER will ship freight prepaid and bill BUYER.

c. “Freight prepaid” - SUPPLIER will ship freight prepaid and bear all transportation costs.

17. Returns

Materials that do not meet the specification in effect at the time of shipment of that materials from EMS shall be returned freight collect to SUPPLIER, if it caused the defect. Replacement material shall be sent freight prepaid from SUPPLIER, who will absorb the burden of premium transportation when defect or replacement material places critical time or delivery schedule constraints on BUYER. BUYER will preserve and package all returned materials in a manner to prevent damage due to transportation or environmental effects.

18. SUPPLIER Ownership Change

SUPPLIER is required to submit immediately in writing to BUYER notification on the following change conditions, whether subcontract is DOD classified or not:

a. Acquisition by or merger with any foreign interest;

b. Majority or controlling interest obtained by a foreign interest.

Attachment D - Performance Metrics – SUPPLIER Scorecard

The purpose of the SUPPLIER Scorecard is to define the performance criteria that are important to BUYER and our customers and to provide an objective assessment of SUPPLIER performance. BUYER will prepare the SUPPLIER Scorecard.

The SUPPLIER Scorecard has two major categories: Quality and Delivery. Each category has a number of criteria with a specific set of quantitative or qualitative requirements.

Certain quantitative metrics, percent defective, events and on-time delivery will be reported monthly. Performance against all categories of the SUPPLIER Scorecard is normally reported quarterly either in summary form or at a business review.

1. Quality – Quality metric will be based on sales value of returned materials not to exceed 0.5% the total prior six months sales revenue of bimetal. The value of returned material will be calculated from the weight returned to SUPPLIER. In the case where BUYER could run part of the cut in production, the value of the unused portion of the cut shall be used to calculate the value.

2. Delivery – Delivery metric will be on-time delivery metric of meeting at least ninety five percent (95%) on-time delivery to request (+0/-5 days), provided eight week lead time was allowed for the order.

Routine feedback of performance by the SUPPLIER Scorecard process will not take the place of timely feedback on events or specific problems as they occur. Formal business reviews will be held periodically with SUPPLIER to provide performance feedback, resolve outstanding issues, assist SUPPLIER in implementing key BUYER programs, and to develop better long-term relationships. These reviews may alternate between SUPPLIER’s site and BUYER.

Attachment E - SMI Agreement

BUYER has SMI programs planned for TMX, Asian sites and TIH. The other plants will use standard lead-times and purchase orders. This agreement on commercial issues for SMI applies to all BUYER/SUPPLIER SMI programs. In addition, we will have separate agreements with the third party warehousers (Exel) and BUYER’s sites for each of the SMI programs, to address non-commercial issues.

The following points apply to all SMI programs between BUYER and SUPPLIER;

1. The sales dollar value cap for the entire SMI program limits the total amount of product SUPPLIER will hold in SMI for BUYER. This would include the inventory at all sites, including any 3rd party warehouses, any BUYER facilities and FG inventory in SUPPLIER facilities to support the SMI programs. SUPPLIER will stock 2-4 weeks minimum worth of the A items for bimetal, based on average monthly usage. The sales dollar value cap for the entire SMI program is $750,000.00

2. BUYER agrees to pay on pull for all withdrawls from the SMI program. Transaction time to report pulls and pay invoices should not exceed 48 hours. It is understood that there will be exceptions (e.g. due to local holidays) that will delay some payments up to 10 days.

3. BUYER will provide a rolling four (4) month forecast for all SMI items with one (1) month firm.

4. Cost of warehousing, freight, all duties, VAT and distribution will remain BUYER’s responsibility.

5. BUYER accepts liability to purchase all the forecasted material in case of product obsolescence. This includes FG, SFG and WIP. If BUYER reduces forecasts without pulling the materials, BUYER is still obligated to purchase the peak forecasted and safety stock quantity, provided the forecasted peak is within the firm order window.

6. Material cannot be returned to the warehouse (in part or in whole) once it has been withdrawn.

7. When the individual site SMI agreements and Attachment E of this Agreement are different, then this Agreement will take precedence.

8. Any goods in the SUPPLIER Inventory stored for more than one hundred and twenty (120) days shall, after email notice (or any other agreed upon means of communication) by SUPPLIER to BUYER, automatically become BUYER inventory and will be deemed withdrawn from the SUPPLIER Inventory. In this case, SUPPLIER is entitled to invoice these withdrawn goods.

Attachment F - Non-Disclosure Agreement

WHEREAS, Engineered Materials Solutions, Inc. (hereinafter designated as “EMS”) desires to disclose to TEXAS INSTRUMENTS INCORPORATED, Materials & Controls (hereinafter designated as “IT”), certain information related to Thermostatic bimetal materials; design, manufacturing processes, testing, inspection performance and application; and

WHEREAS, TI desires to disclose to EMS certain information related to                     ; and

WHEREAS, one party hereto (“OWNER”) may disclose to the other party hereto (“RECIPIENT”) during the period June, 2005 through December, 2010, the information described above which OWNER deems proprietary (hereinafter “PROPRIETARY INFORMATION”), for the purpose of evaluation of future business opportunities between the parties;

NOW THEREFORE, the parties agree as follows:

For a period of five (5) years from the date of this Agreement, RECIPIENT shall not disclose any information it receives from OWNER that is marked “proprietary” (or comparable legend) to any other person, firm, or corporation, or use the PROPRIETARY INFORMATION for its own benefit, except for the purpose described above. RECIPIENT shall use the same degree of care to avoid disclosure or use of the PROPRIETARY INFORMATION as RECIPIENT employs with respect to its own proprietary information of like importance.

Information shall not be deemed PROPRIETARY INFORMATION and RECIPIENT shall have no obligation with respect to any information which is:

(1)	already known to RECIPIENT; or

(2) now or hereafter becomes publicly known through no wrongful act of RECIPIENT; or

(3) received from a third party without similar restriction and without breach of this Agreement; or

(4)	independently developed by RECIPIENT; or

(5) furnished to a third party by OWNER without a restriction on the third party’s rights; or

(6) approved for release by written authorization of OWNER; or

(7) disclosed pursuant to the requirement of a Governmental agency or disclosure is permitted by operation of law.

RECIPIENT shall not be liable for (1) inadvertent disclosure or use of PROPRIETARY INFORMATION provided that (a) it uses the same degree of care in safeguarding the PROPRIETARY INFORMATION as it uses for its own proprietary information of like importance, and (b) upon discovery of the inadvertent disclosure or use of the PROPRIETARY INFORMATION, it shall endeavor to prevent any further inadvertent disclosure or use, and (2) unauthorized disclosure or use of PROPRIETARY INFORMATION by persons who are or who have been in its employ, unless it fails to safeguard the PROPRIETARY INFORMATION with the same degree of care as it uses for its own proprietary information of like importance.

Each party respectively appoints the person listed below as its Data Control Coordinator to receive, on its behalf, all PROPRIETARY INFORMATION pursuant to this Agreement. Either party may change its Data Control Coordinator by giving the other party written notice of the name and address of its newly appointed Data Control Coordinator.

On behalf of TI:	On behalf of EMS:
Chief Financial Officer
Texas Instruments Incorporated	Engineered Materials Solutions, Inc.
34 Forest Street	39 Perry Avenue
P.O. Box 2964	Attleboro, MA 02703
Attleboro, MA 02703-0964

In the event either party orally discloses its PROPRIETARY INFORMATION to the other party, the disclosing party shall notify the other party’s Data Control Coordinator in writing of the oral disclosure within thirty (30) days following the disclosure, identifying the place and date of oral disclosure and the names of the employees of the other party to whom the disclosure was made and describing the information disclosed.

All written PROPRIETARY INFORMATION delivered by one party to the other party pursuant to this Agreement shall be and remain the property of the disclosing party, and the written PROPRIETARY INFORMATION, and any copies thereof, shall be promptly returned to the disclosing party upon written request, or destroyed at that party’s option.

Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise, expressly, impliedly, or otherwise for any invention, discovery or improvement made, conceived, or acquired prior to, on or after the date of this Agreement.

Nothing in this Agreement shall be construed as a representation or inference that either party will not pursue, independently, similar opportunities, provided that the obligations set forth herein are not breached.

Neither party shall publicly announce or disclose the existence of this Agreement or its terms and conditions, or advertise or release any publicity regarding this Agreement, without the prior written consent of the other party. This provision shall survive the expiration, termination or cancellation of this Agreement.

Neither party has an obligation under or in consequence of this Agreement to purchase or sell any service or item from or to the other party.

This Agreement sets forth the entire understanding and agreement between the parties hereto as to the subject matter of this Agreement and merges and supersedes all previous communications, negotiations, warranties, representations and agreements, either oral or written, with respect to obligations of confidentiality of the subject matter hereof, and no addition to or modification of this Agreement shall be binding on either party hereto, unless reduced to writing and duly executed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of this      day of                     , 2005.

TEXAS INSTRUMENTS INCORPORATED MATERIALS SOLUTIONS,	ENGINEERED INC.

By:	By:
Name:	Name:
Title:	Title:

Date:	Date:

Attachment G - “C” Items List

TI P/N	EMS P/N	Material	Lead-Time	Min Order Quantity
12702-282-1	A03963660	B11	14 wks	1000 Ibs
12702-334-1	A039611227	B11	14 wks	1000 Ibs
12702-298-1	A03964206	D560R	14 wks	1000 Ibs
P50R .0160 x .750	A039611551	P50R	14 wks	1000 Ibs
8700-86-598	A03964624	S346	14 wks	1000 Ibs
8700-86-639	A039611365	S346	14 wks	1000 Ibs
8700-106-535	A03963523	S406	14 wks	1000 Ibs
12702-310-1	A03964817	S467	14 wks	1000 Ibs
S475.007 x .900	A039611399	S475	14 wks	1000 lbs